Exhibit 12.1

                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                        For the Nine Months
                                                                        Ended September 30,
                                                                   -------------------------------
Millions of dollars                                                      2002                2001
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
Earnings from continuing operations                                     $ 234               $ 629
Provision for income taxes                                                203                 447
Minority Interests                                                          2                  38
Distributions greater than earnings from equity investments                 1                  44
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         Earnings subtotal (a)                                            440               1,158
Fixed charges included in earnings:
   Interest expense                                                       134                 145
   Distribution on convertible preferred securities                        24                  24
   Interest portion of rentals (b)                                         14                  15
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         Fixed charges subtotal                                           172                 184
Earnings from continuing operations
   available before fixed charges                                       $ 612              $1,342
==================================================================================================
Fixed charges:
   Fixed charges included in earnings                                   $ 172               $ 184
   Capitalized interest                                                    33                  19
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         Total fixed charges                                            $ 205               $ 203
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Ratio of earnings from operations
   to fixed charges                                                       3.0                 6.6
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
(a)  Includes pre-tax Impairment of:                                       27                   -

The ratio of earnings, excluding impairment, to fixed charges would be:   3.1                 6.6

(b)  Calculated as one-third of operating rental expense.